UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 15, 2013

Date of Report

Date of earliest event reported

BLUCORA, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10900 N.E. 8th Street, Suite 800

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On March 15, 2013, Blucora, Inc. (the “Company”) issued $201.25 million aggregate principal amount of 4.25% Convertible Senior Notes due 2019 (the “Notes”), which amount includes the exercise in full of the $26.25 million over-allotment option granted to the initial purchasers of the Notes, in a private offering (the “Note Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes bear interest at a fixed rate of 4.25% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2013. The Notes are convertible into the Company’s common stock (“Common Stock”) and may be settled as described below. The Notes will mature on April 1, 2019, unless earlier purchased, redeemed, or converted in accordance with their terms.

The net proceeds from the Note Offering were approximately $194.2 million, after deducting discounts to the initial purchasers and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Note Offering for working capital and general corporate purposes, including acquisitions.

The Company issued the Notes pursuant to an indenture dated as of March 15, 2013 (the “Indenture”) by and between the Company and The Bank of New York Mellon Trust Company, as trustee.

On or before June 30, 2013, holders of the Notes may not convert the Notes under any circumstances. Following June 30, 2013, and prior to the close of business on the business day immediately preceding October 1, 2018, holders may convert all or a portion of the Notes only upon certain specified circumstances as set forth in the Indenture. On and after October 1, 2018, until the close of business on the business day immediately preceding the April 1, 2019 maturity date, holders may convert all or a portion of the Notes at any time, regardless of the specified circumstances, into shares of the Common Stock. The conversion rate is initially 46.1723 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $21.66 per share of common stock). Upon conversion of a Note, the Company will deliver for each $1,000 principal amount of converted Notes a number of shares of the Company’s common stock equal to the then-applicable conversion rate. However, if the Company receives stockholder approval under applicable NASDAQ rules, it will settle conversions of notes through payment or delivery, as the case may be, of cash, shares of Common Stock, or a combination thereof, at its election. The Company intends to seek such stockholder approval at its 2013 annual meeting of stockholders.

The Company may not redeem the Notes prior to April 6, 2016. On or after April 6, 2016, the Company may redeem for cash all or part of the Notes, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any then accrued, but unpaid, interest.

Upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to purchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any then accrued, but unpaid, interest.

The Notes will be the Company’s unsecured and unsubordinated obligations and will rank senior in right of payment to any of its indebtedness that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to the Company’s unsecured indebtedness that is not so subordinated; be effectively subordinated in right of payment to the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all indebtedness and liabilities of the Company’s subsidiaries.

The description of the Indenture and the Notes above is qualified in its entirety by reference to the text of the Indenture and the Form of Note, copies of which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. As described in Item 1.01 of this Current Report on Form 8-K, the Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The Notes and the underlying Company common stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01.	Regulation FD Disclosure

On March 15, 2013, Blucora, Inc. announced the closing of its offering of the Notes in a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

4.1	Indenture dated as of March 15, 2013 by and between Blucora, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.2	Form of 4.25% Convertible Senior Note due 2019 (included in Exhibit 4.1)

99.1	Press release dated March 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2013

BLUCORA, INC.

By:	/s/ Linda Schoemaker
Linda Schoemaker General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated as of March 15, 2013 by and between Blucora, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.2	Form of 4.25% Convertible Senior Note due 2019 (included in Exhibit 4.1)

99.1	Press release dated March 15, 2013